The Lorain National Bank
401(k) Plan
Financial Report
December 31, 2012

Exhibit 99.1

The Lorain National Bank 401(k) Plan

Contents
Report Letter	1
Statement of Net Assets Available for Plan Benefits	2
Statement of Changes in Net Assets Available for Plan Benefits	3
Notes to Financial Statements	4
Schedule of Assets Held at End of Year	Schedule 1
Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank 401 (k) Plan

We have audited the accompanying statements of net assets available for benefits of The Lorain National Bank 401(k) plan (the Plan) as of December 31, 2012, and 2011, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2012, and 2011, and the changes in net assets for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of year as of December 31, 2012 and the schedule of reportable transactions for the year ended December 31, 2012 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan June 27, 2013

The Lorain National Bank 401(k) Plan

Statement of Net Assets Available for Plan Benefits

	December 31
	2012	2011
Assets
Cash	$1,296	$15,202
Investments—At fair value (Notes 3, 5, and 7):
Nonparticipant-directed—Common stock—LNB Bancorp, Inc.	2,742,615	2,114,727
Participant-directed:
Short-term cash investments	208,164	180,709
Common collective trust funds	6,619,206	5,941,559
Total investments	9,569,985	8,236,995
Participant notes receivable	524,062	364,642
Total assets	10,095,343	8,616,839
Liabilities—Other expense payable	(826)	(332)
Net Assets Available for Plan Benefits at Fair Value	10,094,517	8,616,507
Adjustment from Fair Value to Contract Value for Interest in Common Collective Trust Funds Relating to Fully Benefit-responsive Investment Contracts	(16,441)	(11,801)
Net Assets Available for Plan Benefits	$10,078,076	$8,604,706

See Notes to Financial Statements.
The Lorain National Bank 401(k) Plan

Statement of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31
	2012	2011
Additions
Investment (loss) income:
Dividends	$18,349	$17,230
Net (depreciation) appreciation in fair value of investments (Note 3)	1,315,388	(39,394)
Total investment (loss) income	1,333,737	(22,164)
Contributions:
Employer	409,616	395,158
Participants	818,298	776,990
Participant rollovers	72,515	—
Total contributions	1,300,429	1,172,148
Interest from participant notes receivable	19,150	13,394
Total additions	2,653,316	1,163,378
Deductions
Distributions to participants	(1,115,771)	(458,831)
Other expense	(64,175)	(60,860)
Total deductions	(1,179,946)	(519,691)
Net Increase in Net Assets Available for Plan Benefits	1,473,370	643,687
Net Assets Available for Plan Benefits—Beginning of year	8,604,706	7,961,019
Net Assets Available for Plan Benefits—End of year	$10,078,076	$8,604,706

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 1—Description of Plan
The following is a general description of The Lorain National Bank 401(k) Plan (the “Plan”). Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.
General—The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp” or the “Corporation”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 19 and completion of 90 days of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, provides oversight for a trust fund, which includes all of the Plan's assets.
Contributions—The Plan allows participants to make pretax contributions up to the maximum dollar limits set by the Internal Revenue Code (the “IRC”). The plan also allows any participant who has attained the age of 50 by the end of the plan year to make catch-up contributions. Based on the number of hours worked or paid, certain participants in the Plan are eligible to receive employer contributions. Each year the employer will make a safe harbor matching contribution to the Plan equal to 3.0 percent of the employee's annual compensation regardless of the employee's participation in the Plan. Contributions are subject to certain IRC limitations. Participants may also make contributions to the Plan in the form of a rollover of funds from another qualified plan.
Employee contributions are invested according to participant investment elections for pretax contributions. If an employee has not made investment elections, the employee contributions will be invested in the State Street Global Advisors' Moderate Strategic Balanced SL Fund (Growth & Income Asset Allocation Fund). Employer contributions are not participant-directed and are invested in LNB Bancorp, Inc. common stock.
To receive an employer contribution, a participant must be eligible to participate in the plan. A participant’s account also receives the employer contribution for the year in which the participant retires, becomes disabled, or dies.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 1—Description of Plan (Continued)
Participant Accounts—Each participant's account is credited with the participant's contribution, the Bank's contribution, and an allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.
Forfeitures—At December 31, 2012 and 2011, there were no outstanding forfeited nonvested accounts. Forfeitures are used to reduce future employer contributions.
Vesting—Participants are immediately vested in their voluntary contribution and the employer's contribution for the current plan year plus any earnings accrued thereon.
Payment of Benefits—Upon termination of service due to death, disability, retirement, or other reasons, the vested amount of the Bank's contributions and earnings thereon is paid at the election of the participant in cash. Participants can elect to receive the vested portion of their account in a single lump-sum cash payment or in substantially equal installments over a period of not more than the assumed life expectancy of the participant and the participant's beneficiary. In addition, the Plan allows for hardship distributions for payment of expenses for medical care, costs directly related to the purchase of a principal residence, amounts necessary to prevent eviction from a principal residence, and tuition and room and board expenses.
Withdrawals—Aside from normal retirement distributions, in-service withdrawals relative to the pre-2000 after-tax savings and company match may be withdrawn at any time. In accordance with plan provisions, pretax savings may also be withdrawn for reasons of extreme financial hardship as defined under federal law. An employee can make only one withdrawal in any 12-month period, relative to the Stock Purchase Plan provision of pre-2000 after-tax dollars and employer match.
Participant Notes Receivable – Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance, as determined by the Internal Revenue Service (“IRS”). The notes receivable are secured by the balance in the participant's account and are charged a rate of interest commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through biweekly payroll deductions.
Party-in-interest Transactions—The Plan invests in employer stock as well as certain investment funds managed by the custodian or its affiliates. Reliance Trust Company is the custodian of the Plan and State Street Global Advisors is the fund manager and therefore, these transactions qualify as party-in-interest transactions as defined under ERISA guidelines.
Termination—Although the Bank has not expressed the intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of a plan termination, participants will become 100 percent vested in their accounts.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 2—Significant Accounting Policies
Investment Valuation and Income Recognition—The Plan's investments are stated at fair value, except for a common collective trust fund that invests in benefit-responsive investment contracts (commonly referred to as a stable value fund), which is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the stable value common collective trust fund is based on discounting the related cash flows of the underlying guaranteed investment contracts based on current yields of similar instruments with comparable durations. Investments in other common collective trust funds are valued at net asset value per share (or its equivalent) of the funds, which are based on the fair value of the funds' underlying assets. The interest-bearing cash is valued at outstanding balances, which approximate fair value. All other investments are valued based on quoted market prices. See Note 7 for additional information.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Participant Notes Receivable –Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible.
Benefit Payments—Benefits are recorded when paid.
Administrative Expenses—The administrative expenses of the Plan are paid by the Bank. The amounts reported in the financial statements represent administrative expenses paid by the Plan.
Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
Risks and Uncertainties—The Plan provides for various investment options including any combination of common collective trust funds, LNB Bancorp, Inc. common stock, and other investment securities elected by participants. The underlying investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants' individual account balances.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 2—Significant Accounting Policies (Continued)
Concentration of Credit Risk—At December 31, 2012 and 2011, approximately 27 percent and 25 percent, respectively, of the Plan’s assets were invested in LNB Bancorp, Inc. common stock.
New Accounting Pronouncement – In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The standard clarifies existing fair value measurement and disclosure requirements and changes existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept and measurement of an instrument classified in an entity's shareholder's equity. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first annual period beginning after December 15, 2011. The adoption of this standard did not have a material effect on the Plan's financial statement

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 3—Investments
The following table presents the fair value of investments that represented 5 percent or more of the Plan’s assets at December 31, 2012 and 2011:

	2012	2011
Common stock—LNB Bancorp, Inc.—464,850 and 449,942 common shares in 2012 and 2011, respectively**	$2,742,615	$2,114,727
Common collective trust funds:
State Street Global Advisors Growth & Income Fund #110	1,544,725	1,548,206
State Street Global Advisors S&P Mid-Cap Stock Fund #500	903,261	839,015
State Street Global Advisors S&P 500 Stock Fund Fund #400	436,441	484,570

During the years ended December 31, 2012 and 2011, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

	2012	2011
Common stock—LNB Bancorp, Inc.**	$521,179	$(137,683)
Common collective trust funds	794,209	98,289
Total	$1,315,388	$(39,394)

**	Nonparticipant-directed

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011
Note 4—Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on January 27, 2003, which stated that the Plan and underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.
In accordance with guidance on accounting for uncertainty in income taxes, the plan administrator has evaluated the Plan's tax positions and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The plan administrator believes the Plan is no longer subject to tax examinations for years prior to 2009.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 5—Party-in-interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2012 and 2011:

	Number of Shares	Fair Value
Balance at December 31, 2010	405,194	2,013,814
Purchases	81,545	418,154
Sales	(28,154)	(143,802)
In-kind distributions	(8,643)	(35,756)
Net appreciation	—	(137,683)
Balance at December 31, 2011	449,942	$2,114,727

Purchases	73,491	449,299
Sales	(52,479)	(307,309)
In-kind distributions	(6,104)	(35,281)
Net depreciation	—	521,179
Balance at December 31, 2012	464,850	$2,742,615

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011
Note 6—Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2012 and 2011:

	2012	2011
Assets payable to terminated participants	$1,370,756	$1,177,000
Assets available for continuing participants	8,707,320	7,427,706
Total	$10,078,076	$8,604,706

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 7—Fair Value Measurements
Accounting standards require certain assets be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.
Level 1—In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Plan has the ability to access.
Level 2—Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3—Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.
The Plan also holds other assets not measured at fair value on a recurring basis, including cash, participant notes receivable, and other receivables. The fair value of these assets approximates the carrying amounts in the accompanying financial statements due to either the short maturity of the instruments or the use of interest rates that approximate market rates for instruments of similar maturity.
The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event or change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2012 or 2011.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 7—Fair Value Measurements (Continued)
The following tables represent the balances of the Plan’s financial assets that were measured at fair value on a recurring basis as of December 31, 2012 and 2011:

Assets Measured at Fair Value on a Recurring Basis at December 31, 2012

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Common stock—LNB Bancorp, Inc.	$2,742,615	$—	$—	$2,742,615
Short-term cash investments	—	208,164	—	208,164
Common collective trust funds				—
Bond Funds (1)	—	545,193	—	545,193
Index Equity Funds (2)	—	2,794,230	—	2,794,230
Growth and Income Funds (2)	—	1,982,012	—	1,982,012
International Fund (2)	—	329,807	—	329,807
Balanced Asset Fund (3)	—	392,250	—	392,250
Real Estate Fund (4)	—	128,320	—	128,320
Stable Value Fund (5)	—	447,394	—	447,394
Total	$2,742,615	$6,827,370	$—	$9,569,985

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2012 and 2011

Note 7—Fair Value Measurements (Continued)

Assets Measured at Fair Value on a Recurring Basis at December 31, 2011

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011
Common stock—LNB Bancorp, Inc.	$2,114,727	$—	$—	$2,114,727
Short-term cash investments		180,709	—	180,709
Common collective trust funds				—
Bond Funds (1)	—	415,384	—	415,384
Index Equity Funds (2)	—	2,542,431	—	2,542,431
Growth and Income Funds (2)	—	2,023,573	—	2,023,573
International Fund (2)	—	262,626	—	262,626
Balanced Asset Fund (3)	—	199,110	—	199,110
Real Estate Fund (4)	—	107,045	—	107,045
Stable Value Fund (5)	—	391,390	—	391,390
Total	$2,114,727	$6,122,268	$—	$8,236,995

(1)	This category represents investments in actively managed common collective trust funds that invest primarily in bonds which may include corporate bonds, government bonds or municipal bonds.

(2)	This category represents investments in actively managed common collective trust funds that invest primarily in equity securities which may include common stocks, options and futures.

(3)
This category represents investments in actively managed common collective trust funds with investments in both equity and debt securities. The investments may include common stock, corporate bonds, U.S. and non-U.S. municipal securities, interest rate swaps, options and futures.

(4)
This category represents investments in actively managed common collective trust funds with investments in real estate. The investments may include actual real estate property or real estate investment trusts.

(5)
This category represents investments in an actively managed common collective trust fund that invests primarily in investment contracts, a variety of fixed income investments that may include corporate bonds, both U.S. and non-U.S. municipal securities and wrapper contracts.

The Lorain National Bank 401(k) Plan

Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4I
EIN 34-0869480, Plan No. 003
December 31, 2012

(a)(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost	(e) Current Value
LNB Bancorp, Inc.*	Common stock - 464,850 shares	$2,466,794	$2,742,615
State Street Global Advisors	Short Term Investment Fund #200	**	208,164
Participants	Participant notes receivable, bearing interest at 4.25% to 6.00%	**	524,062
	Common collective trust funds:
State Street Global Advisors*	Aggregate Bond Index Fund #310	**	238,608
State Street Global Advisors*	Growth Fund #120	**	317,387
State Street Global Advisors*	Growth & Income Fund #110	**	1,544,785
State Street Global Advisors*	Income Plus Fund #100	**	119,839
State Street Global Advisors*	International Stock Fund #600	**	329,807
State Street Global Advisors*	Long Treasury Index Fund #300	**	208,224
State Street Global Advisors*	NASDAQ 100 Stock Fund #520	**	349,873
State Street Global Advisors*	Russell 2000 Stock Fund #510	**	410,395
State Street Global Advisors*	S&P 500 Stock Fund #400	**	436,445
State Street Global Advisors*	S&P Growth Stock Fund #420	**	347,859
State Street Global Advisors*	S&P Mid-Cap Stock Fund #500	**	903,261
State Street Global Advisors*	S&P Value Stock Fund #410	**	346,397
State Street Global Advisors*	Stable Value Fund #210	**	447,394
State Street Global Advisors*	Target Retire 2010	**	1,798
State Street Global Advisors*	Target Retire 2015	**	167,408
State Street Global Advisors*	Target Retire 2020	**	5,701
State Street Global Advisors*	Target Retire 2025	**	159,642
State Street Global Advisors*	Target Retire 2030	**	3,464
State Street Global Advisors*	Target Retire 2035	**	45,126
State Street Global Advisors*	Target Retire 2045	**	7,537
State Street Global Advisors*	Target Retire 2050	**	1,574
State Street Global Advisors*	TIPS - Treasury Inflation Protected Securities	**	98,361
State Street Global Advisors*	US REIT Index Fund #530	**	128,321
	Total investments		$10,094,047

*	Party-in-interest

**	Cost information not required

Schedule 1

The Lorain National Bank 401(k) Plan

Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan 003
Year Ended December 31, 2012

	(b) Description of Asset (Including Interest Rate and Maturity in Case of a Loan)	(c) Purchase Price	(d) Selling Price	(e) Lease Rental	(f) Expense Incurred with Transaction	(g) Cost of Asset	(h) Current Value of Asset on Transaction Date	(i) Realized Net Gain (Loss)
A series of transactions (Category (iii)) that, in the aggregate, amount to more than 5 percent of the beginning value of plan assets:
LNB Bancorp Inc.*	LNB Bancorp, Inc. common stock:
	Purchases (36)	$433,340	$—	$—	$3,520	$436,503	$430,357	$—
	Sales (54)	—	$309,937	$—	$2,628	$274,326	$312,418	$38,092
	In-Kind Distributions (4)		$35,281			$44,948	$35,281	$(9,667)
State Street Global Advisors*	Moderate Strategic Bal SL Fund
	Purchases	$160,805				$160,805	$160,805	$—
	Sales		$334,153			$260,749	$334,166	$73,404
Single transactions (Category (i)) that amount to more than 5 percent of the beginning value of plan assets:
State Street Global Advisors*	Moderate Strategic Bal SL Fund
	Purchases	$160,805				$160,805	$160,805	$—
	Sales		$334,153			$260,749	$334,166	$73,404

*Party-in-interest

Schedule 2